Exhibit 99.1

Relay Therapeutics Reports First Quarter 2025 Financial Results and Corporate Updates

Cash runway extended into 2029

Initiation of Phase 3 ReDiscover-2 trial on track for mid-2025

Initiated Phase 1 RLY-2608 vascular malformations clinical trial in Q1

Extended cash runway expected to fully fund the Company meaningfully past topline data for ReDiscover-2 trial and through clinical proof-of-concept data in Vascular Malformations

Approximately $710 million in cash, cash equivalents and investments at end of Q1 2025

Cambridge, Mass. – May 5, 2025 – Relay Therapeutics, Inc. (Nasdaq: RLAY), a clinical-stage precision medicine company transforming the drug discovery process by combining leading-edge computational and experimental technologies, today reported first quarter 2025 financial results and corporate updates.

“2025 is a year of execution across a range of high value clinical programs,” said Sanjiv Patel, M.D., President and Chief Executive Officer of Relay Therapeutics. “The ongoing changes to our cost base are designed to enable a full funding of key initiatives including generating topline data from the ReDiscover-2 trial and clinical proof-of-concept data in vascular malformations.”

Strategic Cost Reductions Implemented to Extend Runway into 2029 and to Fully Fund Key Value Drivers

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These reductions help extend operating runway into 2029 and are aimed at funding key objectives, including:
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Completion of ReDiscover-2 Phase 3 trial of RLY-2608 + fulvestrant in metastatic breast cancer well past topline data readout and additional breast cancer clinical trials
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Execution of RLY-2608 Phase 1 vascular malformations trial through clinical proof-of-concept data
o
Advance Fabry and NRAS program to Investigational New Drug application (IND) readiness
o
Advance one research-stage program

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Specific cost reductions include:
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Over the past year, focused the research portfolio and platform on the highest value areas resulting in a reduction in the research run rate spend by approximately 80%
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Reduced research-stage programs from four to one
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Recent reduction in force by approximately 70 people
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Executed a global out-license of RLY-4008 with Elevar Therapeutics, Inc. (Elevar) with potential for downstream economics
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Phased the timing of entry into the clinic for Fabry and NRAS targeted programs

RLY-2608 Highlights

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Breast Cancer
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Initiation of Phase 3 ReDiscover-2 trial of RLY-2608 + fulvestrant in PI3Kα-mutated, CDK4/6 pre-treated, HR+/HER2- advanced breast cancer remains on track for mid-2025
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Abstract accepted to ASCO for update of Phase 1b ReDiscover trial of RLY-2608 + fulvestrant
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Focus of the abstract is updated 600mg BID (fasted) doublet data with median follow-up now greater than 12 months
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Poster Title: Updated efficacy of mutant-selective PI3Kα inhibitor RLY-2608 in combination with fulvestrant in patients with PIK3CA-mutant HR+HER2- advanced breast cancer: ReDiscover trial
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Date/Time: Monday, June 2, 10:00-1:00 p.m. ET (9:00-12:00 p.m. CT)
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Continued advancement of the ongoing triplet cohorts with RLY-2608 + fulvestrant + atirmociclib or ribociclib
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Planning continues for development of next-generation endocrine therapy combinations with RLY-2608
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Vascular Malformations
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Initiation of Phase 1 vascular malformations clinical trial in the first quarter of 2025

First Quarter 2025 Financial Results

Cash, Cash Equivalents and Investments: As of March 31, 2025, cash, cash equivalents and investments totaled $710.3 million, as compared to $781.3 million as of December 31, 2024. The company expects its current cash, cash equivalents, and investments will be sufficient to fund its operating expenses and capital expenditure requirements into 2029.

Revenue: Revenue was $7.7 million for the first quarter of 2025, as compared to $10.0 million for the first quarter of 2024. The revenue recognized in the first quarter of 2025 was due to completion of all performance obligations under the company's Exclusive License Agreement with Elevar. The revenue recognized in the first quarter of 2024 was due to a milestone achieved under the Collaboration and License Agreement with Genentech, Inc.

R&D Expenses: Research and development expenses were $73.8 million for the first quarter of 2025, as compared to $82.4 million for the first quarter of 2024. The decrease was primarily due to the series of strategic choices made to streamline the research organization throughout 2024.

G&A Expenses: General and administrative expenses were $18.7 million for the first quarter of 2025, as compared to $19.8 million for the first quarter of 2024. The decrease was primarily due to a decrease in stock compensation expense, partially offset by costs to obtain the agreement with Elevar, which were expensed commensurate with the timing of revenue recognized.

Net Loss: Net loss was $77.1 million for the first quarter of 2025, or a net loss per share of $0.46, as compared to a net loss of $81.4 million for the first quarter of 2024, or a net loss per share of $0.62.

About Relay Therapeutics

Relay Therapeutics (Nasdaq: RLAY) is a clinical-stage precision medicine company transforming the drug discovery process by combining leading-edge computational and experimental technologies with the goal of bringing life-changing therapies to patients. As the first of a new breed of biotech created at the intersection of complementary techniques and technologies, Relay Therapeutics aims to push the boundaries of what’s possible in drug discovery. Its Dynamo® platform integrates an array of leading-edge computational and experimental approaches designed to drug protein targets that have previously been intractable or inadequately addressed. Relay Therapeutics’ initial focus is on enhancing small molecule therapeutic discovery in targeted oncology and genetic disease indications. For more information, please visit www.relaytx.com or follow us on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding Relay Therapeutics’ strategy, business plans and focus; the progress and timing of the clinical development of the programs across Relay Therapeutics’ portfolio; the expected therapeutic benefits and potential efficacy and tolerability of RLY-2608, both as a monotherapy and in combination with other agents, and its other programs, as well as the clinical data for RLY-2608; the interactions with regulatory authorities and any related approvals; the potential market opportunity for RLY-2608; the cash runway projection; the expected benefits resulting from the implementation of the cost saving measures and potential ability to fund key value drivers; and the expectations regarding Relay Therapeutics’ use of capital and expenses. The words “may,” “might,” “will,” “could,” “would,” “should,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions, or the negative thereof, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: Relay Therapeutics’ restructuring activities may be more costly or time-consuming than we expect or may not achieve their intended results; the timing, execution, and expected impact of Relay Therapeutics’ restructuring plans (including the scope and timing of workforce reductions); the expected decrease in annual spending; the expected sufficiency of Relay Therapeutics’ existing cash resources; the internal and external costs required for Relay Therapeutics’ ongoing and planned activities, and the resulting impact on expense and use of cash, may be higher than expected, which may cause the company to use cash more quickly than expected or to change or curtail some of Relay Therapeutics’ plans or both; the impact of global economic uncertainty, geopolitical instability and conflicts, or public health epidemics or outbreaks of an infectious disease on countries or regions in which Relay Therapeutics has operations or does business, as well as on the timing and anticipated results of its clinical trials, strategy, future operations and profitability; significant political, trade, or regulatory developments, such as tariffs, beyond Relay Therapeutics’ control; the delay or pause of any current or planned clinical trials or the development of Relay Therapeutics’ drug candidates; the risk that the preliminary or interim results of its preclinical or clinical trials may not be predictive of future or final results in connection with future clinical trials of its product candidates and that interim and early clinical data may change as more patient data become available and are subject to audit and verification procedures; Relay Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of its planned interactions with regulatory authorities; and obtaining, maintaining and protecting its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Relay Therapeutics’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Relay Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Relay Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Contact:

Pete Rahmer

prahmer@relaytx.com

Media:

Dan Budwick

1AB

973-271-6085

dan@1abmedia.com

Relay Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue:
License and other revenue	$7,679	$10,007
Total revenue	7,679	10,007
Operating expenses:
Research and development expenses	$73,809	$82,403
Change in fair value of contingent consideration liability	—	(1,832)
General and administrative expenses	18,739	19,799
Total operating expenses	92,548	100,370
Loss from operations	(84,869)	(90,363)
Other income:
Interest income	7,813	8,951
Other (expense) income	(9)	25
Total other income, net	7,804	8,976
Net loss	$(77,065)	$(81,387)
Net loss per share, basic and diluted	$(0.46)	$(0.62)
Weighted average shares of common stock, basic and diluted	169,233,155	130,843,013
Other comprehensive income (loss):
Unrealized holding gain (loss)	1,029	(962)
Total other comprehensive income	1,029	(962)
Total comprehensive loss	$(76,036)	$(82,349)

Relay Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2025	December 31, 2024
Cash, cash equivalents and investments	$710,355	$781,323
Working capital (1)	702,607	758,475
Total assets	799,362	871,296
Total liabilities	78,281	93,504
Total stockholders’ equity	721,081	777,792
Restricted cash	2,119	2,119

(1) Working capital is defined as current assets less current liabilities.